Exhibit 1.1

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

LIVESTOCK PRODUCTS AGREEMENT—2008

This Livestock Products Agreement (“Agreement”) effective as of December 22, 2007 is made by and between Pfizer Inc., 812 Springdale Drive, Exton, PA 19341 (“Pfizer”) and Walco International, Inc., 7 Village Circle, Ste 200, Westlake, TX 76262 (“WALCO”).

WHEREAS, WALCO is in the business of buying and selling animal health products and servicing customers for those products, and

WHEREAS WALCO and Pfizer wish to set forth the terms of their relationship related to the purchase and supply of such products,

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereby agree as follows:

Definitions:

“PARTICIPATING CUSTOMERS” shall mean customers from the list of customers approved by Pfizer who have entered into a Leaders Edge Agreement with Pfizer.

“Products” shall mean the Pfizer cattle and swine products sold to WALCO by Pfizer pursuant to this Agreement.

“Strategic Accounts” shall mean all those PARTICIPATING CUSTOMERS listed in Schedule C hereto.

1. (a) Pfizer shall continue to promote its Products to certain select customers in the livestock field. The parties agree that each time a PARTICIPATING CUSTOMER selects WALCO as their supplier and to service that customers account, Pfizer shall send to WALCO a Pfizer Suggested Price List which shall specify the Pfizer Products (listed on Schedule D hereto) and the Pfizer suggested resale prices quoted to such PARTICIPATING CUSTOMER (hereafter a “SUGGESTED PRICE LIST”). Each such SUGGESTED PRICE LIST shall be incorporated into and become part of this Agreement.

(b) Pfizer reserves the right to add or delete PARTICIPATING CUSTOMERS or Strategic Accounts at any time in Pfizer’s sole discretion. Pfizer will provide notice to WALCO of any changes. Pfizer will notify WALCO of any (i) additions to the Strategic Accounts list within 24 hours of Pfizer’s receipt of the customer contract and (ii) removals from the Strategic Accounts list within 4 business days prior to the removal effective date.

2. (a) WALCO agrees to purchase from Pfizer, at credit terms agreed to between the parties and as may be further set forth on Pfizer’s invoices, Products sufficient to fulfill demand from all customers to whom WALCO will sell Products in the quantities desired by the customers. WALCO agrees to make purchases from Pfizer in accordance with the timing set forth in Schedule E hereto.

(b) WALCO agrees to maintain an inventory of Products equal to /*/

/*/ All Products shall count towards the amount held in inventory by WALCO. WALCO and Pfizer agree to act in good faith to resolve any material differences in the on hand inventory calculations.

(c) WALCO agrees that all sales of Pfizer Products from WALCO to a PARTICIPATING CUSTOMER shall reflect the specific prices for each Product provided for in that PARTICIPATING CUSTOMER’S most recent SUGGESTED PRICE LIST. In the event that the price listed on a PARTICIPATING CUSTOMER’S most recent SUGGESTED PRICE LIST for any particular Product is lower (at the time of consummation of a sale of such particular Products between WALCO and that PARTICIPATING CUSTOMER) than the price paid by WALCO to Pfizer for such Product, Pfizer agrees to credit WALCO’s account for the amount of such difference.

3. Nothing herein contained shall create or be deemed to create any relationship between the parties other than as specifically provided for herein. No employment, partnership, specific or general agency relationship shall exist unless specifically provided for in writing between the parties. WALCO shall not represent, directly or indirectly, expressly or by implication, that any such relationships exist and/or that WALCO has any authority except as set forth in this Agreement.

4. WALCO shall use its best efforts to provide appropriate service to the customers to whom WALCO will sell hereunder. For customers serviced pursuant to this Agreement, WALCO shall:

(a) Store its inventory of Pfizer Products under conditions (including refrigeration where appropriate) in accordance with package labeling or other written instructions from Pfizer to ensure that such Products retain their potency, purity, quality, and identity;

(b) Provide to Covansys by the close of business on Friday of each week an inventory report covering all Product inventory purchased from Pfizer and setting forth in dollars at WALCO’s acquisition cost from Pfizer the amount of inventory by species. WALCO agrees that Pfizer shall have the right, upon reasonable advance notice and during business hours to audit inventory in the possession of WALCO to confirm compliance with this paragraph 4(b) and to confirm the accuracy of the data contained in the report.

(c) Provide to Covansys its Health Industry Number, Customer Health Industry Number, Pfizer Product number, transaction date, ship to zip code, number of units and price with respect to each sale of Product, and unit inventories on each Pfizer Product sku that WALCO sells.

(d) Provide sales out data to Covansys within ten (10) working days of the date of each invoice. WALCO will use its best efforts to ensure sales out data integrity and timeliness. Annual sales forecasts shall be updated on a quarterly basis. The WALCO/Pfizer Account Team will review each quarterly forecast update and determine relative actions required if any.

(e) Establish any service fee or other charge or discount to any customer including PARTICIPATING CUSTOMERS for Pfizer Products independently and at its sole discretion;

(f) Provide regularly scheduled delivery service to its customers, use its best efforts to anticipate its customers’ requirements for Pfizer Products. In the event Pfizer delivers any Product order to a PARTICIPATING CUSTOMERS (drop ships) no consideration shall be payable to WALCO for that order under paragraph 5 below, provided that Pfizer will pay WALCO for any drop ship if such shipment is made necessary by the unavailability of Pfizer Products;

(g) WALCO agrees that credit limits established by Pfizer shall be subject to change upon written notice by Pfizer in its sole discretion and that no Product shipments will be made to WALCO in excess of the established credit limits;

(h) Invoice customers in an accurate and timely manner;

(i) Refer to that PARTICIPATING CUSTOMERS SUGGESTED PRICE LIST on each invoice for Pfizer Products;

(j) Take no action, whether or not identified above, that would harm the Goodwill or name of Pfizer, or damage the interests of Pfizer or the Products. For purposes of this Agreement “Goodwill” shall mean the marketplace advantage of customer patronage and loyalty developed with continuous business under the same name over a period of time.

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(m) WALCO agrees to participate in and undertake the following activities with, and on behalf of, Pfizer:

Planning:

(i) Pfizer and WALCO shall conduct at least two full joint planning meetings per year. These sessions will include representatives from sales, marketing, technical services and management from both Pfizer and WALCO (hereafter referred to as the WALCO/Pfizer Account Team).

(ii) WALCO and Pfizer shall prepare jointly, a written detailed sales plan which addresses key products, programs and customers to be focused on during the coming year. Plans shall include the identification of specific support materials and training requirements, detailed communication plans including specific WALCO sales representatives and managers and the customers to be contacted and the sequence, timing and communication vehicle to be used. Annual sales plans will be divided into quarterly segments. Upon completion of a quarterly program, the Account Team will conduct a review outlining the strengths and weaknesses of the program.

(iii) WALCO will provide Pfizer with an annual sales forecast as well as WALCO’s interpretation and insight of the basis and meaning of such forecasts. The forecast shall include all Pfizer Product sku’s which WALCO sells. Both parties agree that forecasts are not to be considered binding orders for delivery.

(iv) During the term of this Agreement, WALCO shall participate with Pfizer outside of the annual plans necessary for performance under this Agreement. Active cooperation and participation by key managers of WALCO in Pfizer’s strategic planning for the future is highly desirable to Pfizer.

Product Support:

(i) WALCO will staff all appropriate sales meetings as planned in advance with Pfizer. Such sales meetings shall be charged to Pfizer and include but not be limited to: a) all appropriate sales representatives, and managers as determined by WALCO, b) key management participation and support, c) WALCO preparation on the material to be covered, and d) meeting summary and feedback mechanism.

(ii) WALCO will participate in and assist in conducting product, program, production practices, sales training and customer knowledge training sessions.

(iii) WALCO will guarantee to Pfizer that Pfizer products will be presented to customers on each and every appropriate sales call.

(iv) WALCO will monitor customer meetings and provide feedback to Pfizer.

(v) WALCO will provide reasonable percentage sales commissions to its sales force employees.

(vi) WALCO will provide Pfizer Territory Manager access to account’s management and representatives.

5. In consideration of WALCO undertaking the obligations set forth herein Pfizer shall make payments to WALCO in accordance with Schedule G hereto.

6. Sales of Products to any party other than a PARTICIPATING CUSTOMER or Strategic Account for whom a SUGGESTED PRICE LIST has been incorporated into this Agreement are not covered by this Agreement. Any transaction involving Products with any customer including a PARTICIPATING CUSTOMER for which WALCO has not been selected by that PARTICIPATING CUSTOMER as the distributor are not covered by this Agreement.

7. (a) WALCO shall not be provided with any rebate, discount or other compensation for Products handled under this Agreement unless specifically set forth herein. All sales by Pfizer to WALCO shall be at the then current Pfizer list price but subject to appropriate credits in accordance with paragraph 2(c). Pfizer shall have the right to raise or change the price of any or all Products to WALCO on /*/ prior written notice. Pfizer shall be free to limit sales of any or all Products to WALCO in advance of any price increase.

(b) The parties agree that Pfizer will no longer automatically credit WALCO for returns of Products not sold in the calendar year in which they are returned. Prior to issuing any appropriate credit Pfizer shall be entitled to conduct a detailed manual review of sales data.

(c) The parties agree that Pfizer shall not be obligated to issue credits for any returns that exceed the current average of select distributors as specified below unless such returns are the subject of a recall or made at the request of Pfizer. The current average of select distributors for 2008 shall be:

-Distributor Average Returns (credits) as a % of sales – 1.63%

8. The payments described in Schedule G hereto constitute full and complete compensation for WALCO.

9. Pfizer may terminate this Agreement at any time on fifteen (15) days prior written notice in the event WALCO takes any action that harms the Goodwill of Pfizer. All returns shall be approved by Pfizer and subject to Pfizer’s Returned Goods Policy. WALCO may not offset payment to Pfizer of invoice amounts as credit for any compensation payable hereunder unless payments due to WALCO are past due by more than thirty (30) days. Pfizer shall pay all appropriate fees to WALCO.

10. WALCO and Pfizer agree that, under the specific circumstances delineated herein, Pfizer, at Pfizer’s sole discretion, may recoup the sums outstanding to it from WALCO against those sums which may become due from Pfizer to WALCO, in that the obligations arise from mutual transactions. The specific circumstances which will enable Pfizer to initiate recoupment are:

(a) WALCO becomes insolvent which shall be defined as:

(i) the sum of WALCO’s debts is greater than all of WALCO’s property (“Balance Sheet Test”); or

(ii) WALCO is generally not paying its debts as they come due; or

(iii) WALCO has failed to act in good faith for a period in excess of six (6) months to resolve any outstanding invoice or purchase order issues or reconciliations.

(b). WALCO commences a liquidation of its operations by means of a sale of its assets in their entirety or piecemeal.

(c) WALCO ceases its business operations whether or not such cessation is voluntary or involuntary.

(d) WALCO files a proceeding pursuant to the U.S. Bankruptcy Code or any state court proceeding, including an Assignment for the Benefit of Creditors.

11. Nothing in this Agreement shall be deemed to preclude WALCO from negotiating a service fee or any other consideration from, or providing any discount or rebate to, any customer, including PARTICIPATING CUSTOMERS for the services (including those services specified hereunder or any other services provided by WALCO to any customer) provided by WALCO.

12. WALCO shall distribute Pfizer Products only under the labeling provided by Pfizer or as otherwise approved in writing by Pfizer; prescribe, recommend, suggest, and advertise each Product for use only under the conditions stated in the labeling provided by Pfizer; and observe all federal, state, and local laws governing the distribution of the Products.

13. Nothing in this Agreement shall be deemed to limit Pfizer’s ability to sell any Product at any time to any customer including PARTICIPATING CUSTOMERS or any other party. Transactions consummated directly between Pfizer and any such customer or other party shall not qualify for any of the compensation payable to WALCO hereunder.

14. EXCEPT AS SET FORTH IN THIS AGREEMENT, IN THE LABELING OF THE PRODUCTS SOLD HEREUNDER, OR AS OTHERWISE SPECIFIED IN WRITING BY PFIZER, PFIZER MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCTS.

(a) Pfizer shall defend, indemnify, and hold WALCO harmless from all liabilities, claims, demands, damages, costs and expenses, or money judgments incurred by WALCO or rendered against it resulting from (a) any breach by Pfizer of this Agreement, (b) third party claims or actions for personal injury or property damage which arise out of the distribution or sale of Pfizer products or the failure to warn, except to the extent that such personal injury or property damage arises out of the negligence or willful misconduct of WALCO, and (c) any claim that the Products, as sold by Pfizer, were defective. In the event Pfizer is found by any court of competent jurisdiction to be liable for any claim based in products liability, then Pfizer shall reimburse WALCO’s reasonable legal fees incurred in the course of cooperating with Pfizer’s defense. To be covered by this defense and indemnity, WALCO must: promptly notify Pfizer of any such claim; allow Pfizer to fully control the defense and/or resolution of the claim; and cooperate fully with Pfizer in the matter. This defense, indemnity and payment for legal fees shall not apply to claims alleging: WALCO alteration, negligent handling or improper storage of the Products; sale of outdated Products; sale or recommendation of the Products for uses or in a manner not set forth in either the labeling supplied by Pfizer or as otherwise specified by Pfizer in writing; or sale of the Products after receipt of written notice from Pfizer that such sales should be halted.

(b) In no event shall either party be liable to the other party for special, collateral, incidental, punitive, or consequential damages in connection with or arising out of this Agreement. Except as provided under subparagraph 14(a), above, total damages recoverable against Pfizer by WALCO shall be exclusively limited to the purchase price of the Products with respect to which damages are claimed.

15. WALCO and Pfizer acknowledge that in the performance of their duties hereunder each may obtain access to “Confidential Information” (as defined below) of the other. WALCO and Pfizer agree that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, unless specifically permitted in writing by the other party, to (a) retain in confidence and not disclose to any third party and (b) use only for the purpose of carrying out their duties hereunder, any such Confidential Information. As used herein the term “Confidential Information” means any information, or data, whether of a business or scientific nature and whether in written, oral or tangible form, relating to Pfizer’s and WALCO’s business or potential business or its research and development activities, not generally available to or known to the public, and not otherwise known to the receiving party, that is disclosed to or learned by the other party pursuant hereto. Upon written request from either party after completion of the work provided for hereunder or other termination of this Agreement each party will return to the other party any documents, or copies thereof, or any product samples, containing or constituting Confidential Information disclosed to or generated by either party in connection with this Agreement.

16. All notices or communications given hereunder by one party to the other shall be sent by hand or by first class prepaid registered or recorded delivery post or by facsimile addressed to such party as follows:

If to Pfizer:	Pfizer, Inc.
812 Springdale Drive
Exton, PA 19341
Attention: President, Animal Health

If to WALCO:	Walco International, Inc.
7 Village Circle, Ste 200,
Westlake, TX 76262
Attn: Vice President-Marketing
With a copy to:

Walco International, Inc.
7 Village Circle, Ste 200,
Westlake, TX 76262
Attn: Legal Department

Either party may change its address by giving written notice to the other party.

17. This Agreement shall be effective as of the date first written above and shall continue in force until December 31, 2008. This Agreement may be terminated by either party upon thirty (30) days prior written notice. Such termination may be without cause. This Agreement may be terminated immediately by either party upon written notice in the event of a material breach by the other.

18. This Agreement shall governed by the laws of the State of New York applicable to contracts made and performed therein. This Agreement is not assignable without the express written consent of the other party, and may be modified or amended only in writing signed by the party to be bound.

19. This Agreement and documents referred to herein embody the entire understanding between the parties hereto, will supersede prior agreements relating to the Products, and may be modified only in writing and signed by the parties to be bound. No activities conducted pursuant to this Agreement or related thereto, including but not limited to the future planning activities of the parties, shall be deemed to give rise to any obligations on the part of either party other than as expressly provided for herein.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement.

Walco International, Inc.		Pfizer Inc.

By	/s/ William F. Lacey	By	/s/ Clinton A. Lewis, Jr.
	William F. Lacey		Clinton A. Lewis, Jr.
	Sr. V.P. and C.F.O.		President, U.S. Operations
Pfizer Animal Health

Date	March 25, 2008	Date	April 3, 2008